Exhibit 10.2
July 20, 2007
PERSONAL & CONFIDENTIAL
Board of Directors
infoUSA Inc.
Gentlemen:
     I hereby make reference to my letter to the Board of Directors of infoUSA Inc. (the “Company”) dated July 21, 2006 regarding my agreement not to acquire any additional securities of the Company subject to the terms and conditions set forth therein. I am writing to confirm my agreement to extend the “Covered Period” as defined therein to include the period from the date hereof to and including July 21, 2008. All other terms of such letter remain in effect without modification.
     Please return an executed copy of this letter to me to acknowledge your acceptance.

Best regards,
/s/ Vinod Gupta
Vinod Gupta

ACCEPTED AND AGREED
infoUSA Inc.
(acting on authority of the Board of Directors of the Company)

/s/ Bill L. Fairfield
By: Bill L. Fairfield
Its: Lead Independent Director